CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 23, 2016, accompanying the financial statements of High Income Investment Grade Trust, Series 4 (included in Invesco Unit Trusts, Taxable Income Series 470) as of February 29, 2016, and for the period from March 18, 2014 (date of deposit) through February 28, 2015 and for the year ended February 29, 2016 and the financial highlights for the period from March 18, 2014 (date of deposit) through February 28, 2015 and for the year ended February 29, 2016, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-191346) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 23, 2016